Exhibit 99.1

STRYKER OPERATING RESULTS FOR
QUARTER ENDED SEPTEMBER 30, 2004

Kalamazoo, Michigan -- October 14, 2004 -- Stryker Corporation (NYSE:SYK) reported today that net sales were $1,028.7 million for the third quarter of 2004, representing a 16% increase over net sales of $885.4 million in the third quarter of 2003 and $3,106.8 million for the first nine months of 2004, representing an 18% increase over net sales of $2,624.0 million for the first nine months of 2003.  Excluding the impact of foreign currency, net sales increased 13% for the third quarter and 15% for the first nine months.

The Company's third quarter of 2004 net earnings were reduced by a $120.8 million charge to write-off purchased in-process research and development associated with the acquisition of SpineCore, Inc.  Net earnings for the third quarter of 2004 were $14.4 million, representing an 87% decrease over net earnings of $107.8 million in the third quarter of 2003.  Diluted net earnings per share for the third quarter decreased 85% to $.04 compared to $.26 in the third quarter of 2003.  Net earnings for the first nine months of 2004 were $303.0 million, representing a 5% decrease over net earnings of $319.4 million in 2003.  Diluted net earnings per share for the first nine months decreased 6% to $.74 compared to $.79 in the first nine months of 2003.

Excluding the impact of the charge for purchased in-process research and development associated with the SpineCore acquisition, adjusted net earnings for the third quarter of 2004 were $135.2 million, representing a 25% increase over the third quarter of 2003 and adjusted diluted net earnings per share for the third quarter of 2004 were $.33, representing a 27% increase over the third quarter of 2003.  Excluding the impact of this charge from the first nine months, adjusted net earnings for the first nine months of 2004 were $423.8 million, representing a 33% increase over the first nine months of 2003 and adjusted diluted net earnings per share for the first nine months of 2004 were $1.03, representing a 30% increase over the first nine months of 2003.

Sales Analysis

Domestic sales were $679.8 million for the third quarter and $2,014.9 million for the first nine months of 2004, representing increases of 16% and 19%, respectively, as a result of strong shipments of Orthopaedic Implants and MedSurg Equipment and higher revenue from Physical Therapy Services.

International sales were $348.9 million for the third quarter and $1,091.9  million for the first nine months of 2004, representing increases of 16% and 18%, respectively, as a result of higher shipments of Orthopaedic Implants and MedSurg Equipment.  The impact of foreign currency comparisons to the dollar value of international sales was favorable by $24.9 million in the third quarter and by $94.8 million in the first nine months.  Excluding the impact of foreign currency, international sales increased 7% in the third quarter and 8% in the first nine months.

Worldwide sales of Orthopaedic Implants were $612.8 million for the third quarter and $1,876.8 million for the first nine months of 2004, representing increases of 15% and 18%, respectively, based on higher shipments of reconstructive (hip, knee and shoulder), trauma, spine and micro implant systems, the bone growth factor osteogenic protein-1 (OP-1) and bone cement.  Excluding the impact of foreign currency, sales of Orthopaedic Implants increased 12% in the third quarter and 13% in the first nine months.

Worldwide sales of MedSurg Equipment were $355.4 million for the third quarter and $1,046.5 million for the first nine months of 2004, representing increases of 19% and 21%, respectively, based on higher shipments of powered surgical instruments, endoscopic products, patient handling and emergency medical equipment and surgical navigation systems.  Excluding the impact of foreign currency, sales of MedSurg Equipment increased 17% in the third quarter and 18% in the first nine months.

Physical Therapy Services revenues were $60.5 million for the third quarter and $183.5 million for the first nine months of 2004, representing increases of 7% and 11%, respectively, as a result of revenue from new physical therapy centers and higher revenues from existing centers.

Acquisition of SpineCore, Inc.

The Company completed its acquisition of SpineCore during the third quarter of 2004 for an upfront payment of $120 million in cash plus certain transaction costs.  SpineCore is a developer of artificial lumbar and cervical spinal discs.  The transaction resulted in a charge against both pre-tax and net earnings of $120.8 million, or $.29 per fully-diluted share, to write off purchased in-process research and development.  Terms of the transaction also include milestone and royalty payments of up to an additional $240 million upon achievement of commercialization of SpineCore's products in the United States, which is not expected to occur before 2008.

Income Tax Rate

The Company's effective income tax rates for the third quarter and first nine months of 2004 were 80.1% and 37.5%, respectively, as compared to effective income tax rates for the third quarter and first nine months of 2003 of 29.5% and 30.5%, respectively.  The effective income tax rates for the third quarter and first nine months of 2004 reflect the non-deductibility for income tax purposes of substantially all of the amounts paid to acquire SpineCore.  In 2003, the Company's effective income tax rate for the first nine months was reduced from 31.0% to 30.5% in the third quarter, thereby reducing income tax expense by $2.3 million.  The income tax rate reduction resulted primarily from increased manufacturing activity in lower tax jurisdictions.

Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 5:00 p.m., Eastern Time, today.  To hear the conference call, dial 800/728-2062.  A simultaneous webcast of the call may be accessed via the Company's website at www.stryker.com.  The call will be archived on this site for 90 days. A recording of the call will also be available from 7:00 p.m., Eastern Time, today until 7:00 p.m. on Saturday, October 16, 2004.  To hear this recording dial 800/633-8284 (domestic) or 402/977-9140 (international) and enter the registration number 21207941.

***

Stryker Corporation is a leader in the worldwide orthopaedic market and is one of the world's largest medical device companies.  Stryker delivers results through a wide range of capabilities including joint replacements, trauma, spine and micro implant systems, orthobiologics, powered surgical instruments, surgical navigation systems and endoscopic products as well as patient handling and emergency medical equipment.  Stryker also provides outpatient physical therapy services in the United States.

Contact Information:
Dean H. Bergy
Vice President, Chief Financial Officer and Secretary
269/385-2600

STRYKER CORPORATION
For the Three Month and Nine Month Periods Ended September 30, 2004
(Unaudited - In Millions Except Per Share Amounts)

CONDENSED STATEMENTS OF EARNINGS

	Third Quarter			Nine Months
	2004	2003	% Change	2004	2003	% Change
Net sales	$1,028.7	$885.4	16.2	$3,106.8	$2,624.0	18.4
Cost of sales	365.1	328.8	11.0	1,098.0	956.5	14.8
GROSS PROFIT	663.6	556.6	19.2	2,008.8	1,667.5	20.5
% of Sales	64.5	62.9		64.7	63.5

Research, development and
engineering expenses	54.6	44.1	23.8	154.7	132.2	17.0
Selling, general and
administrative expenses	402.3	343.4	17.2	1,201.1	1,029.3	17.6
Intangibles amortization	11.6	10.0	16.0	35.6	29.1	22.3
Purchased in-process research and development	120.8	--	--	120.8	--	--
	589.3	397.5	48.3	1,512.2	1,190.6	27.8
	--------	--------	--------	--------	--------	--------
OPERATING INCOME	74.3	159.1	(53.3)	487.6	476.9	2.2
% of Sales	7.2	18.0		15.7	18.2

Other expense (income):
Interest expense	1.4	5.8	(75.9)	4.6	19.2	(76.0)
Other	0.5	0.4	25.0	(1.7)	(1.9)	(10.5)
	1.9	6.2	(69.4)	2.9	17.3	(83.2)
	--------	--------	--------	--------	--------	--------
EARNINGS BEFORE INCOME TAXES	72.4	152.9	(52.6)	484.7	459.6	5.5
Income taxes	58.0	45.1	28.6	181.7	140.2	29.6
NET EARNINGS	$14.4	$107.8	(86.6)	$303.0	$319.4	(5.1)
	=====	=====	=====	=====	=====	=====
Net Earnings Per Share
Basic	$0.04	$0.27	(85.2)	$0.76	$0.80	(5.0)
Diluted	$0.04	$0.26	(84.6)	$0.74	$0.79	(6.3)

Average Shares Outstanding
Basic	401.7	398.2		400.8	397.3
Diluted	410.7	407.2		410.2	406.3

RECONCILIATION OF REPORTED NET EARNINGS TO ADJUSTED NET EARNINGS BEFORE CHARGE FOR
PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

	Third Quarter			Nine Months
	2004	2003	% Change	2004	2003	% Change
NET EARNINGS
Reported net earnings	$14.4	$107.8	(86.6)	$303.0	$319.4	(5.1)
Purchased in-process research
and development	120.8	--	--	120.8	--	--
Adjusted net earnings	$135.2	$107.8	25.4	$423.8	$319.4	32.7
	====	====	====	====	====	====
DILUTED NET EARNINGS PER SHARE
Reported diluted net earnings per share	$0.04	$0.26	(84.6)	$0.74	$0.79	(6.3)
Purchased in-process research
and development	$0.29	$ --	--	$0.29	$ --	--
Adjusted diluted net earnings per share	$0.33	$0.26	26.9	$1.03	$0.79	30.4

STRYKER CORPORATION
For the Three Month and Nine Month Periods Ended September 30, 2004
(Unaudited - In Millions)

CONDENSED SALES ANALYSIS
	Third Quarter			Nine Months
	2004	2003	% Change	2004	2003	% Change
Domestic	$679.8	$583.7	16.5	$2,014.9	$1,697.1	18.7
International	348.9	301.7	15.6	1,091.9	926.9	17.8
NET SALES	$1,028.7	$885.4	16.2	$3,106.8	$2,624.0	18.4
	=====	=====	=====	=====	=====	=====
Orthopaedic Implants	$612.8	$530.9	15.4	$1,876.8	$1,591.0	18.0
MedSurg Equipment	355.4	298.0	19.3	1,046.5	867.9	20.6
Physical Therapy Services	60.5	56.5	7.1	183.5	165.1	11.1
NET SALES	$1,028.7	$885.4	16.2	$3,106.8	$2,624.0	18.4
	=====	=====	=====	=====	=====	=====

STRYKER CORPORATION
(Unaudited - in Millions)

CONDENSED BALANCE SHEETS
	September 30	December 31
	2004	2003

ASSETS
Cash and cash equivalents	$91.6	$65.9
Accounts receivable (net)	693.0	498.6
Inventories	544.2	467.9
Other current assets	431.7	365.2
TOTAL CURRENT ASSETS	1,760.5	1,397.6

Property, Plant and Equipment (net)	639.6	604.7
Goodwill and Other Intangibles (net)	934.3	965.5
Other Assets	245.4	191.3
TOTAL ASSETS	$3,579.8	$3,159.1
	=====	=====

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$905.4	$850.5
Long-Term Debt	3.9	18.8
Other Liabilities	167.6	135.0
Stockholders' Equity	2,502.9	2,154.8
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,579.8	$3,159.1
	=====	=====

STRYKER CORPORATION
For the Three Month and Nine Month Periods Ended September 30, 2004
(Unaudited - In Millions)

CONDENSED STATEMENTS OF CASH FLOWS
	Third Quarter		Nine Months
	2004	2003	2004	2003
OPERATING ACTIVITIES
Net earnings	$14.4	$107.8	$303.0	$319.4
Depreciation	25.1	23.4	75.9	69.6
Amortization	37.4	31.7	108.6	91.9
Write-off of purchased in-process research and development	120.8	--	120.8	--
Proceeds from (reductions of) accounts receivable securitization	--	14.1	(150.0)	65.6
Changes in working capital and other	(11.6)	38.2	(169.6)	(100.7)
NET CASH PROVIDED BY OPERATING ACTIVITIES	186.1	215.2	288.7	445.8

INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(124.2)	2.3	(139.1)	(6.5)
Purchases of property, plant and equipment	(47.7)	(38.2)	(121.9)	(98.3)
Proceeds from sales of property, plant and equipment	0.4	3.4	8.2	3.6
NET CASH USED IN INVESTING ACTIVITIES	(171.5)	(32.5)	(252.8)	(101.2)

FINANCING ACTIVITIES
Repayments on borrowings, net	--	(195.6)	(10.1)	(333.1)
Dividends	--	--	(28.0)	(23.7)
Other	7.5	12.1	27.9	20.6
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	7.5	(183.5)	(10.2)	(336.2)
Effect of exchange rate changes on cash and cash equivalents	6.9	(1.0)	--	(0.9)
CHANGE IN CASH AND CASH EQUIVALENTS	$29.0	$(1.8)	$25.7	$7.5
	====	====	====	====